UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 19, 2006

BLOCKBUSTER INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-15153	52-1655102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street Dallas, Texas	75270
(Address of principal executive offices)	(Zip Code)

(214) 854-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

As part of Blockbuster’s ongoing efforts to streamline its organization, Blockbuster announced that on July 19, 2006, based on mutual agreement, it notified Mr. Christopher J. Wyatt, Executive Vice President and President, International, of the company’s intention to terminate Mr. Wyatt’s employment agreement in accordance with the terms of that agreement. Mr. Wyatt is expected to continue his services and to assist with the transition of his responsibilities through the end of 2006. Mr. Wyatt’s responsibilities are expected to be assumed by Mr. Nicholas P. Shepherd, Executive Vice President and President, Blockbuster North America. Mr. Wyatt’s employment agreement is expected to be terminated effective June 30, 2007. Mr. Wyatt’s agreement provides that, in connection with the termination of his employment by Blockbuster other than for breach (as defined in the agreement) and conditioned on Mr. Wyatt entering into a waiver of claims against Blockbuster and its affiliated companies, he is entitled to receive his salary and bonus compensation for up to 18 months after the termination date, subject to mitigation after the first six months following the termination date.

The foregoing summary of certain provisions of Mr. Wyatt’s employment agreement is qualified by reference to the complete terms and provisions of Mr. Wyatt’s employment agreement, which can be found as an exhibit to Blockbuster’s Form 8-K filed on October 18, 2005 and which is incorporated by reference in this Item 1.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCKBUSTER INC.

Dated: July 24, 2006	By:	/s/ Larry J. Zine
Larry J. Zine Executive Vice President, Chief Financial Officer and Chief Administrative Officer